EXHIBIT 21

                   SUBSIDIARIES OF SPARTAN MOTORS, INC.


                                                            Jurisdiction of
NAME OF SUBSIDIARY                                          INCORPORATION
Spartan de Mexico S.A. de C.V.                                Mexico

Spartan Motors Foreign Sales Corporation, Inc.                West Indies